Exhibit 99.1

Contacts:
Brad W. Buss
CFO, EVP Finance & Administration
(408) 943-2754

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports First Quarter 2006 Results

•	Exceeded Q1 revenue and EPS guidance

•	Q1 revenue: $249.1 million—Up 24.4% year-on-year

•	Q1 adjusted-GAAP diluted EPS[1]: $0.07—Up $0.03 quarter-on-quarter

•	SRAM business returned to profitability

•	SunPower revenue increased 43.0% quarter-on-quarter, exceeding expectations

SAN JOSE, Calif., April 20, 2006 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2006 first quarter was $249.1 million, up 4.5% from prior-quarter revenue of $238.5 million and up 24.4% from year-ago first-quarter revenue of $200.3 million.

Cypress posted GAAP net income of $7.1 million in the 2006 first quarter, or diluted earnings per share of $0.05. This compares with the prior quarter’s diluted net loss per share of $0.02 and a diluted net loss per share of $0.53 in the year-ago first quarter. Effective January 2, 2006, we adopted SFAS 123(R), “Share-Based Payment,” and recorded a non-cash, stock-based compensation charge of $10.7 million that is recorded directly in the cost of revenue, research and development, and selling, general and administrative expenses. In addition, our first-quarter GAAP results include other significant non-cash and one-time charges or credits. This includes approximately $6.2 million of acquisition-related charges and the resulting amortization of intangibles for acquisitions primarily made before 2005. Of the $6.2 million approximately $1.4 million was recorded in research and development expenses and is one example of a historical event that impacts the current quarter’s results. Cypress also had one-time gains associated primarily with the sale of investments of $10.0 million and a one-time gain of $6.0 million on the sale of the standard Network Search Engine (NSE) business.

On an adjusted-GAAP basis1—excluding charges for stock-based compensation and the amortization of intangibles and other acquisition-related charges, restructuring and special charges and credits—the 2006 first quarter resulted in a net profit of $10.0 million, or diluted earnings per share of $0.071. This compares with the prior quarter’s diluted earnings per share of $0.041. Diluted net loss per share in the year-ago first quarter was $0.191.

Gross margin on an adjusted-GAAP basis4 for the first quarter was 41.9%4, up 0.8% from the previous quarter, driven mainly by improvements from our Consumer and Computation Division (CCD) and Memory and Imaging Division (MID).

Cypress President and CEO T.J. Rodgers said, “The first quarter of 2006 started off well with $249 million in revenue and an adjusted-GAAP EPS of $0.071 for the quarter—both figures ahead of analysts’ estimates. Our EPS increase, from $0.041 in the fourth quarter of 2005 to $0.071 in the first quarter of 2006, was led by the SRAM business unit of the Memory and Imaging Division, which returned to profitability for the first time since the third quarter of 2004 due to restructuring, new products, lower R&D investment and the conversion of 27% of SRAM revenue to 90-nm technology. In addition, SunPower increased its contribution to Cypress EPS from $0.011 last quarter to $0.021 this quarter. We expect both groups to increase their contribution to EPS in the second quarter. Gross margin for the corporation increased to 41.9%4 in the first quarter from 41.1%4 in the prior quarter; these figures were impacted by the percentage of SunPower business in the mix. The gross margin of Cypress’s semiconductor business increased to 46.9%4 in the first quarter, approaching our stated model of 50%4. Our bookings will allow us to continue the trend in revenue and earnings growth next quarter.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended

April 2, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$89.2	$32.0	$76.2	$42.0	$9.7	$249.1
REVENUE %	35.8	12.9	30.6	16.8	3.9	100.0
GROSS MARGIN %[4]	51.0	63.0	34.2	16.8	57.4	41.9
ADJUSTED-GAAP EPS[1]	$0.05	$0.02	$(0.01)	$0.02	$(0.01)	$0.07
GAAP EPS [2]						$0.05

Three Months Ended

January 1, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$90.0	$33.8	$75.6	$29.3	$9.8	$238.5
REVENUE %	37.7	14.2	31.7	12.3	4.1	100.0
GROSS MARGIN %[4]	45.4	63.7	30.2	19.8	70.2	41.1
ADJUSTED-GAAP EPS[1]	$0.07	$0.02	$(0.05)	$0.01	$(0.01)	$0.04
GAAP EPS[2]						$(0.02)

[1]	Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes stock-based compensation charges, amortization of intangibles and other acquisition-related charges, in-process research and development, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company using the same weighted average share count as utilized for consolidated reporting purposes.
[2]	There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciling items to the segments. The most directly comparable GAAP measure is at the consolidated results level which is presented above.
[3]	CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division.
[4]	Adjusted-GAAP gross margin percentage excludes the impact of stock-based compensation and other acquisition-related charges and credits.

Consumer and Computation Division (CCD)

CCD revenue was $89.2 million in the first quarter, down 0.9% from the prior quarter, consistent with our expectation. Divisional revenue accounted for 35.8% of first-quarter revenue, driven by broad-based USB market strength, including new designs in low-power, mobile applications. Second-quarter revenue is expected to decline slightly due to delayed seasonality in our USB business after a strong first quarter, mitigated by growth in our non-consumer Programmable System-on-Chip™ (PSoC®) business and increased sales of clocking solutions for gaming and HDTV systems.

CCD posted a gross margin of 51.0%4 in the first quarter, up from 45.4%4 in the fourth quarter, due to a shift in product mix and improved manufacturing efficiencies. The division contributed $0.051 earnings per share to the company’s net income in the first quarter, compared with $0.071 in the fourth quarter. The lower earnings per share contribution on substantially improved gross margin was due to increased R&D investment. CCD’s contribution to earnings per share is expected to be flat in the second quarter.

First-quarter highlights for the division include:

+ Pentax selected Cypress’s PSoC mixed-signal array for its 8-megapixel Optio A10 digital camera. The PSoC device acts like a flash-configurable ASIC in the camera and helps to drive Pentax’s Shake Reduction system for sharper images.

+ LG Electronics Inc. chose Cypress’s PSoC-based capacitive-touch-sensing solution—CapSense— for its new consumer air purifier. CapSense replaces mechanical buttons and sliders, enabling a cleaner, more durable user interface in a wide variety of applications. Last year, LG designed CapSense into its Cyon™ “Slider” mobile phone.

+ Cypress introduced the MoBL-USB™ TX2 USB 2.0 transceiver, a high-speed USB device with industry-leading power characteristics optimized for Intel’s Monahans processor family, where it enables the transfer of multimedia content among next-generation handsets and mobile devices. MoBL-USB TX2 is the industry’s smallest high-speed USB transceiver.

+ Cypress has shipped more than 20 million of its low-power, high-speed EZ-USB LP™ controllers since the product ramped to volume production in April 2005. The controllers enable mobile phones, docking stations, portable media players and flash drives to run off the power of the USB bus.

+ Cypress and AuthenTec introduced a USB reference design kit that enables the makers of portable disk drives to add fingerprint security for under $7. The kit provides a secure, cost-effective alternative to standard password protection.

+ Torex Semiconductor Ltd. announced that it will use Cypress’s power-efficient 2.4-GHz WirelessUSB™ radio system-on-a-chip and Cypress microcontrollers for human interface devices in a new family of voltage converters.

+ EDN, a leading electronics design publication, named two Cypress products to its list of “100 Hot Products” for 2005. Cypress’s Programmable Radio-on-a-Chip™ (PRoC™) solution integrates WirelessUSB and the PSoC mixed-signal array. EDN also cited Cypress’s enCoRe™ II (Enhanced Component Reduction™) low-speed USB controller.

Data Communications Division (DCD)

DCD revenue was $32.0 million in the first quarter, down 5.3% from the prior quarter, consistent with our expectation. Divisional revenue accounted for 12.9% of first-quarter revenue. Growth in specialty memories was offset by the loss of revenue from the standard NSE business, which was sold during the quarter. DCD revenue is expected to increase in the second quarter, driven by sales of 90-nm dual-port interconnects and video equalizer products.

DCD posted a gross margin of 63.0%4 in the first quarter, down slightly from 63.7%4 in the fourth quarter. The division contributed $0.021 earnings per share to our net income in the first quarter, compared with $0.021 in the fourth quarter. DCD’s contributions to earnings per share are expected to increase in the second quarter.

First-quarter highlights for the division include:

+ Cypress completed the sale of its NSE standard products business to NetLogic Microsystems (Nasdaq: NETL) for $50 million in NETL common stock. Cypress retains and continues to support its custom TCAM1 and TCAM 2 products, which are sold to Cisco Systems Inc.

+ Cypress sampled a family of dual-port interconnects with up to 36 gigabits per second (Gbps) throughput, more than double the throughput of competitive products. FullFlex™ dual-ports facilitate interprocessor communications in data-intensive applications such as wireless basestations, image processing, instrumentation and networking.

+ Cypress launched a family of asynchronous dual-port interconnects with the industry’s lowest power consumption and smallest footprint. The devices, which enable digital home appliances to share data at up to 400 megabits per second (Mbps), support new services such as video on-demand and “triple play” transmissions combining video, data and voice.

Memory and Imaging Division (MID)

MID revenue was $76.2 million in the first quarter, up 0.8% from the prior quarter, exceeding our expectation. Divisional revenue accounted for 30.6% of first-quarter revenue. First-quarter revenue benefited from an increase in SRAM sales to networking and wireless customers and continued consolidation in the SRAM market. SRAM demand and overall MID revenue are expected to increase in the second quarter.

MID posted a gross margin of 34.2%4 in the first quarter, compared with 30.2%4 in the fourth quarter. The increase was the result of a continued conversion to 90-nm linewidths and a more favorable pricing environment. The division had a net loss per share of $0.011 in the first quarter, compared with a net loss per share of $0.051 in the fourth quarter. MID’s contribution to earnings per share is expected to improve in the second quarter due to revenue gains and the continued improvement of gross margins.

First-quarter highlights for the division include:

+ Cypress’s LUPA-300 VGA-resolution image sensor was named a “2005 Product of the Year” by analogZONE, a leading electronics website. The LUPA-300, used in machine vision and motion-analysis applications, features a high frame rate and a fully synchronous snapshot shutter, enabling it to read one image while the next is being acquired and to capture moving objects without distortion.

+ Cypress’s ACM100-1 CMOS monochrome camera module for automotive safety applications has been named Automotive Engineering International magazine’s top digital imaging product of 2005.

+ Cypress introduced an evaluation kit to help automotive designers quickly develop imaging systems with its CMOS-based Autobrite® adaptive wide-dynamic-range technology. Autobrite provides near-infrared light sensitivity in safety-oriented applications such as night vision, blind-spot detection and pedestrian detection, discerning images that conventional systems may fail to pick up.

+ Cypress sampled the industry’s first family of 72-Mbit Quad Data Rate™ II+ (QDR II+) and Double Data Rate II+ (DDR II+) SRAM devices. The new memories deliver 50% more system-level bandwidth than conventional QDR II and DDR II devices. They are used in networking, wireless infrastructure and storage applications.

+ Cypress qualified its 4-Mbit fast asynchronous SRAM family and its 1-Mbit and 8-Mbit MoBL SRAM families. These high-speed, low-power devices are manufactured on Cypress’s 90-nm process technology. They are used primarily in handheld communications devices.

SunPower Corporation

Revenue from Cypress’s SunPower subsidiary was $42.0 million in the first quarter of 2006, up 43.0% from the prior quarter, exceeding our expectation and moving SunPower from fourth place to third place in revenue among Cypress’s four divisions. SunPower accounted for 16.8% of Cypress’s first-quarter revenue. SunPower’s revenue growth was driven by the ramp of our second and third solar cell production lines in the Philippines. The plant’s annual solar cell production capacity stands at 75 MW and is expected to exceed 100 MW by year-end. We expect revenue to grow again in the second quarter as we continue to ramp Line 3 capacity.

SunPower posted a gross margin of 16.8%4 in the first quarter of 2006, compared with 19.8%4 in the fourth quarter of 2005. SunPower accounted for earnings per share of $0.021 in the first quarter, compared with earnings per share of $0.011 in the fourth quarter. SunPower’s contribution to earnings per share is expected to increase in the second quarter.

First-quarter highlights include:

+ SunPower’s Board of Directors approved plans to proceed with construction of a new 200 MW solar cell manufacturing facility. Production at this second solar cell factory will begin in 2007 and allow continued capacity expansion to 300 MW.

+ SunPower became the first solar module maker certified to meet rigid new quality and safety guidelines issued by the International Electrotechnical Commission (IEC)—the electronics industry’s leading standards body. Conformity to IEC standards helps to ensure the compatibility and acceptance of SunPower products across multiple countries and markets.

Cypress Subsidiaries

Revenue from Cypress subsidiaries was $9.7 million in the first quarter, down 0.3% from the prior quarter and accounting for 3.9% of first-quarter revenue. We expect subsidiary revenue to be flat to slightly up in the second quarter.

The gross margin for our subsidiaries was 57.4%4 in the first quarter, compared with 70.2%4 in the fourth quarter, and was impacted by a one-time contract charge incurred by Silicon Light Machines. Subsidiary businesses reported a net loss per share of $0.011 in the first quarter, unchanged from the fourth quarter. The subsidiary contribution to earnings per share is expected to be flat in the second quarter.

Other Developments

+ Cypress named Babak Hedayati senior vice president of worldwide marketing, responsible for strategic and vertical marketing, mergers and acquisitions, and corporate marketing communications. Hedayati joined Cypress from Xilinx where he headed the Worldwide Product Solutions Marketing organization. He helped transform Xilinx from a glue logic vendor, making simple logic circuits that connect complex devices, into a programmable logic system solutions provider. Hedayati’s 18-year career also includes strategic marketing and management positions at Altera, 3DO, Zycad and National Semiconductor.

+ Grace Semiconductor Manufacturing Corp., our newest foundry partner driving our Flexible Manufacturing Initiative, has delivered first silicon ahead of schedule for our PSoC product line.

Conclusion

Rodgers concluded, “Our PSoC product line currently positions us well in the consumer, computation and industrial markets, and SunPower positions us well in the rapidly growing solar market. These positions have been enhanced by the unexpected departure of several major competitors in the SRAM market, the market that drives the baseline that currently fills our wafer fabrication plants to capacity. We are building that capacity by transferring some of our legacy products and technologies to foundries in Korea and China to expand our capacity without significant new investment. In addition, we have announced that the 65-nm generation will be the last tranche of Cypress’s investment in the Moore’s Law curve, again minimizing the capital required to move forward. Our investors have apparently noted the combination of Cypress’s strong product and technology positioning with our new strategy of limiting investment: Our share price has appreciated by 30% year-to-date, significantly ahead of both the SOXX and S&P indices. Barring a softening of semiconductor industry fundamentals in the second half of 2006, this year should be our first $1 billion year since the dot.com boom of 2000.”

About Cypress

Cypress solutions perform: consumer, computation, data communications, automotive, industrial, and solar. Leveraging proprietary silicon processes, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions and reconfigurable mixed-signal arrays. Cypress trades on the NYSE under the ticker symbol CY. Visit us at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the second quarter of 2006, revenue for 2006, and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to prices, growth, supply, shipments, new products, profit and revenue. Such statements reflect our current expectations which are based on information and data available to our management as of the date of the release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, competition, our ability to roll-out new products, customer acceptance of Cypress and it’s subsidiaries’ products, factory utilization, seasonality in the markets we serve, our ability to improve our gross margins and realize our bookings, the financial and operational performance of our subsidiaries, including SunPower’s ability to ramp production, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures, including adjusted-GAAP gross margins, which are adjusted from the most directly comparable GAAP results to exclude items related to acquisitions, including amortization of intangibles, in-process research and development and stock-based compensation, off-balance sheet lease guarantee loss contingency, restructuring, impairment on investments, gains or losses on investments and other non-recurring costs. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, PSoC, Autobrite, MoBL and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, Programmable Radio-on-a-Chip, PRoC, MoBL-USB, EZ-USB LP, Quad Data Rate, WirelessUSB, FullFlex and enCoRe are trademarks of Cypress Semiconductor Corporation.

SunPower is a registered trademark of SunPower Corporation.

Cyon is a trademark of LG Electronics Mobile Communications Company.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	Apr 2, 2006	Jan 1, 2006
ASSETS

Cash, cash equivalents, and investments (a)	$414,441	$393,788
Accounts receivable, net	156,689	151,213
Inventories	84,337	73,573
Property and equipment, net	472,233	464,656
Goodwill and other intangible assets	410,217	459,496
Other assets	229,806	155,148

Total assets	$1,767,723	$1,697,874

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$188,914	$164,066
Deferred income	39,946	29,404
Convertible subordinated notes	598,997	599,997
Income tax liabilities	59,093	59,590
Other liabilities	44,383	49,378

Total liabilities	931,333	902,435

Minority interest	39,154	38,304

Stockholders’ equity (b)	797,236	757,135

Total liabilities and stockholders’ equity	$1,767,723	$1,697,874

(a)	Cash, cash equivalents, and investments include restricted cash totaling $63.4 million and $63.5 million as of April 2, 2006 and January 1, 2006, respectively.
(b)	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 139,345 and 137,036 shares outstanding as of April 2, 2006 and January 1, 2006, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(On a GAAP basis)

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED
	Apr 2, 2006	Apr 3, 2005	Jan 1, 2006
Revenues	$249,137	$200,304	$238,473

Cost of revenues (a)	145,725	126,649	140,779

Gross margin	103,412	73,655	97,694

Operating expenses:
Research and development (a)	62,666	58,040	55,609
Selling, general and administrative (a)	44,920	38,409	40,796
Amortization of intangibles	4,450	8,400	5,692
In-process research and development charge	—	12,300	—
Restructuring costs (credits) (a)	602	22,709	(982)
Gain on sale of NSE assets	(5,998)	—	—

Total operating costs	106,640	139,858	101,115

Operating loss	(3,228)	(66,203)	(3,421)

Net interest income (expense) and other	12,009	(2,282)	501

Income (loss) before income tax and minority interest	8,781	(68,485)	(2,920)
Income tax (provision) benefit	(1,663)	(311)	1,037
Minority interest, net of tax	(37)	—	(275)

Net income (loss)	$7,081	$(68,796)	$(2,158)

Basic net income (loss) per share	$0.05	$(0.53)	$(0.02)
Diluted net income (loss) per share	$0.05	$(0.53)	$(0.02)

Shares used in calculation:
Basic	138,330	130,506	135,990
Diluted	144,915	130,506	135,990

(a) includes the following stock-based compensation expense (credit):
Cost of revenues	$917	$—	$1
Research and development	4,716	(1,904)	100
Selling, general and administrative	5,072	—	(1,636)
Restructuring	—	3,680	—

Total	$10,705	$1,776	$(1,535)

(a)	Prior to January 2, 2006, Cypress accounted for stock-based compensation expense under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and the related interpretation. In accordance with APB 25, Cypress historically used the intrinsic value method to account for stock-based compensation expense. As of January 2, 2006, Cypress accounts for stock-based compensation expense under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). As Cypress adopted the modified prospective application method under SFAS 123(R), results for prior periods have not been restated.

Reconciliation of GAAP net income (loss) to adjusted-GAAP net income (loss):

GAAP net income (loss)	$7,081	$(68,796)	$(2,158)
Reconciling items:
Cost of revenues:
Acquisition-related and other expense (credit)	(7)	119	300
Stock-based compensation expense	917	—	1
Restructuring costs (credits)	602	19,029	(982)
Amortization of intangibles	4,450	8,400	5,692
In-process research and development charge	—	12,300	—
Gain on sale of NSE assets	(5,998)	—	—
Acquisition-related and other expense	1,732	992	3,939
Stock-based compensation expense (credit)	9,788	1,776	(1,536)
Synthetic lease - guarantee accrual	500	304	305
Gain on sale of investment and other	(10,028)	—	—
Investment impairment and other	842	421	830
Tax effects on adjusted-GAAP adjustments	514	311	(480)
Minority interest effects on adjusted-GAAP adjustments	(373)	—	(142)

Adjusted-GAAP net income (loss)	$10,020	$(25,144)	$5,769

Adjusted-GAAP basic net income (loss) per share	$0.07	$(0.19)	$0.04
Adjusted-GAAP diluted net income (loss) per share	$0.07	$(0.19)	$0.04

Shares used in calculation:
Basic	138,330	130,506	135,990
Diluted (b)	178,724	130,506	143,155

(b)	Weighted average shares used to compute adjusted-GAAP diluted earnings per share for the quarter ended April 2, 2006 were computed exclusive of the incremental dilutive securities determined under SFAS 123(R).

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO ADJUSTED-GAAP

NET INCOME (LOSS) PER SHARE

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED
	Apr 2, 2006	Apr 3, 2005	Jan 1, 2006
Basic:

GAAP net income (loss) per share	$0.05	$(0.53)	$(0.02)
Reconciling items:
Cost of revenues:
Stock-based compensation expense	0.01	—	—
Restructuring costs (credits)	—	0.15	(0.01)
Amortization of intangibles	0.03	0.07	0.04
In-process research and development charge	—	0.10	—
Gain on sale of NSE assets	(0.04)	—	—
Acquisition-related and other expense	0.01	0.01	0.03
Stock-based compensation expense (credit)	0.07	0.01	(0.01)
Gain on sale of investment and other	(0.07)	—	—
Investment impairment and other	0.01	—	0.01

Adjusted-GAAP net income (loss) per share	$0.07	$(0.19)	$0.04

Diluted:

GAAP net income (loss) per share	$0.05	$(0.53)	$(0.02)
Reconciling items:
Cost of revenues:
Stock-based compensation expense	0.01	—	—
Restructuring costs (credits)	—	0.15	(0.01)
Amortization of intangibles	0.03	0.07	0.04
In-process research and development charge	—	0.10	—
Gain on sale of NSE assets	(0.04)	—	—
Acquisition-related and other expense	0.01	0.01	0.03
Stock-based compensation expense (credit)	0.07	0.01	(0.01)
Gain on sale of investment and other	(0.07)	—	—
Investment impairment and other	0.01	—	0.01
Impact of assumed conversion of the convertible subordinated notes	0.01	—	—
Difference in share count between diluted GAAP and diluted adjusted-GAAP	(0.01)	—	—

Adjusted-GAAP net income (loss) per share	$0.07	$(0.19)	$0.04

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL SEGMENT INFORMATION

(In thousands, except per share and percentage data)

(Unaudited)

	THREE MONTHS ENDED April 2, 2006
	CCD	DCD	MID	SunPower	Other	Total
Revenues	$89,208	$32,023	$76,200	$41,958	$9,748	$249,137
Adjusted-GAAP gross margin %	51.0%	63.0%	34.2%	16.8%	57.4%	41.9%
Adjusted-GAAP net income (loss) - BASIC	$8,480	$3,694	$(1,864)	$2,431	$(2,721)	$10,020
Adjusted-GAAP net income (loss) - DILUTED	$9,325	$3,998	$(1,142)	$2,234	$(2,628)	$11,787
Adjusted-GAAP basic net income (loss) per share contribution (1)	$0.06	$0.02	$(0.01)	$0.02	$(0.02)	$0.07
Adjusted-GAAP diluted net income (loss) per share contribution (1)	$0.05	$0.02	$(0.01)	$0.02	$(0.01)	$0.07

Reconciliation of adjusted-GAAP gross margin to GAAP gross margin:

Adjusted-GAAP gross margin						$104,322	41.9%
Reconciling items: (2)
Acquisition-related and other expense						7	—
Stock-based compensation expense						(917)	(0.4)

GAAP gross margin						$103,412	41.5%

Reconciliation of adjusted-GAAP EPS to GAAP EPS:

Basic:

Adjusted-GAAP net income per share						$0.07
Reconciling items: (2)
Cost of revenues:
Stock-based compensation expense						(0.01)
Amortization of intangibles						(0.03)
Gain on sale of NSE assets						0.04
Acquisition-related and other expense						(0.01)
Stock-based compensation expense						(0.07)
Gain on sale of investment and other						0.07
Investment impairment and other						(0.01)

GAAP net income per share						$0.05

Diluted:

Adjusted-GAAP net income per share						$0.07
Reconciling items: (2)
Cost of revenues:
Stock-based compensation expense						(0.01)
Amortization of intangibles						(0.03)
Gain on sale of NSE assets						0.04
Acquisition-related and other expense						(0.01)
Stock-based compensation expense						(0.07)
Gain on sale of investment and other						0.07
Investment impairment and other						(0.01)
Impact of assumed conversion of the convertible subordinated notes						(0.01)
Difference in share count between diluted GAAP and diluted adjusted-GAAP						0.01

GAAP net income per share						$0.05

(1)	Adjusted-GAAP net income (loss) per share by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company utilizing the same weighted average share count as utilized for consolidated reporting purposes.
(2)	The Company does not allocate GAAP reconciling items to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. These adjusted-GAAP measures exclude the GAAP items listed within the reconciling section and are not allocated to the segments as management does not evaluate the company including these GAAP measures. In addition, the adjusted-GAAP net income (loss) per share by segment is calculated utilizing the consolidated weighted average share count used for consolidated adjusted-GAAP net income (loss) per share - see (1) above. As such there is not a directly comparable GAAP measure for the segment adjusted-GAAP net income (loss) per share and one is not presented. The most directly comparable GAAP measure is at the consolidated results level which is presented above.